Exhibit 99.17

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐         Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
WILLIAM JELLISON

DARLENE SOLOMON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplemental Proxy Materials

The disclosures in this filing are intended to supplement the disclosures that Politan Capital Management LP, a Delaware limited partnership (“Politan”), together with the other participants in the solicitation, previously made with respect to Masimo Corporation, a Delaware corporation (the “Company”) in its revised definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2024 (the “Updated Proxy Statement”) and certain definitive additional materials (together with the Updated Proxy Statement, the “Solicitation Materials”). These disclosures should be read in conjunction with the Solicitation Materials and the other filings Politan has submitted to the SEC with respect to the Company. To the extent that the information set forth herein differs from or updates information contained in the Solicitation Materials, the information set forth herein shall supersede or supplement the information in the Solicitation Materials. Defined terms used but not defined herein have the meanings set forth in the Updated Proxy Statement.

On July 15, 2024, the Company filed a complaint (the “Complaint”) in the United States District Court for the Central District of California against Politan, Politan Capital Management GP LLC, Politan Capital Partners GP LLC, Politan Capital NY LLC, Politan Intermediate Ltd., Politan Capital Partners Master Fund LP, Politan Capital Partners LP, Politan Capital Offshore Partners LP, Quentin Koffey, Michelle Brennan, Matthew Hall and Aaron Kapito (collectively, the “Politan Defendants”) as well as William Jellison and Darlene Solomon. Politan filed the Complaint and certain explanatory disclosures related thereto with the SEC on July 19, 2024.

On August 26, 2024, the Company filed an amended Complaint (as refiled on August 28, 2024, the “Amended Complaint”) in the United States District Court for the Central District of California against all the Politan Defendants. The Amended Complaint seeks, among other relief, a declaration that the amended nomination notice for Mr. Jellison and Dr. Solomon did not comply with the Company’s Fifth Amended and Restated Bylaws, an injunction preventing Politan from voting any proxies it received by means of issuing misleading proxy statements, and an order invalidating any such proxies.

Politan denies all allegations in the Amended Complaint and its confident that these frivolous claims will be successfully defeated. Politan believes that the Amended Complaint is completely without merit and that the lawsuit first brought by the Company on July 15, 2024 that is the subject of the Complaint and the Amended Complaint (the “Litigation”) is nothing more than an eleventh-hour attempt to interfere with shareholders being able to exercise their voting rights.

Nevertheless, to moot unmeritorious disclosure claims, to avoid nuisance, potential expense, and delay, and to provide additional information to shareholders of the Company, Politan has determined to voluntarily supplement the Updated Proxy Statement by providing a copy of the Amended Complaint to all shareholders and describing its allegations below. The Amended Complaint is attached hereto as Exhibit A and Politan refers shareholders to the Amended Complaint for a complete recitation of its contents. Nothing in this supplement to the Updated Proxy Statement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Politan specifically denies all allegations in the Amended Complaint, including, without limitation, that any additional disclosure was or is required.

In the Amended Complaint, Masimo alleges four causes of action. First, the Amended Complaint alleges that the Politan Defendants violated Section 14(a) of the Securities Exchange Act (15 U.S.C. § 78n) and SEC Rules 14a-3 (17 C.F.R. § 240.14a-3), 14a-9 (17 C.F.R. § 240.14a-9), 14a-12 (17 C.F.R. § 240.14a-12), and 14a-101 (17 C.F.R. § 240.14a-101)) by filing false and misleading proxy materials or permitting their names to be used in connection with false and misleading proxy materials. The proxy materials allegedly contain false and misleading statements about and omit details regarding, among other things: (i) Politan’s use of AlphaSights and Mosaic Research Management—expert consultant networks—to speak to former Masimo employees, some of whom Masimo claims were later “cited as confidential sources in the class action and derivative complaints against Masimo”; (ii) whether Mr. Koffey or Mr. Kiani first proposed the terms for a potential spinoff transaction of Masimo’s consumer audio business and Mr. Koffey’s purported control over the Special Committee process concerning the potential spinoff; (iii) potential joint venture transaction, including the timing of when Mr. Koffey and Ms. Brennan were informed of it; (iv) the onboarding process for Mr. Koffey and Ms. Brennan, the information provided to them, and the reason for their refusal to sign certain financial reports; and (v) the Board’s oversight of the whole-company sale process. Notably, the Amended Complaint no longer asserts a claim based on the unsubstantiated allegation from Masimo’s original complaint and public communications regarding Mr. Koffey’s alleged “secret collaboration” with certain plaintiffs’ lawyers in litigation against Masimo’s Board. Indeed, Masimo recently admitted in a court filing that it has been “unable to prove that Koffey worked directly with law firms representing plaintiffs in pending stockholder actions against the Company.”

Second, the Amended Complaint alleges that Politan breached Section 13(d) of the Securities Exchange Act (15 U.S.C. § 78n) by failing to make certain disclosures with respect to Politan’s investment purpose in the Company.

Third, the Amended Complaint alleges that Mr. Koffey and Ms. Brennan breached their fiduciary duty of loyalty as members of the Board through the above-mentioned disclosure violation, as well as (i) Mr. Koffey’s use of the expert networks to speak to former Masimo employees; (ii) Mr. Koffey’s purportedly “sabotaging” a spin-off deal, (iii) Mr. Koffey refusing to consider or support a potential joint venture until after the 2024 Annual Meeting, and (iv) Mr. Koffey and Ms. Brennan allegedly disregarding their responsibility to fulfill their duties as directors, including by refusing to sign certain financial statements. Fourth, the Amended Complaint alleges that Mr. Koffey and Ms. Brennan breached their fiduciary duty of care based on the conduct described in (i) through (iv) in this paragraph.

Finally, the Company asserts a breach of contract claim against certain of the Politan Defendants alleging that the nomination notice for Mr. Jellison and Dr. Solomon did not comply with the Company’s Bylaws because of the purported disclosure violations that underpin its Section 14(a) claim. Based on that alleged failure to disclose, Masimo contends that, under the Bylaws, the Chairperson of the 2024 Annual Meeting has the authority to declare that the nomination notice shall not be presented at the 2024 Annual Meeting and shall be disregarded. Mr. Kiani is the Chairperson who has this purported authority.

On August 23, 2024, the Company filed a Supplemented Memorandum of Points & Authorities in Support of Motion for Preliminary Injunction (the “Preliminary Injunction Motion”) in the United States District Court for the Central District of California. The Preliminary Injunction Motion alleges that the Company is likely to prevail on the merits of its Section 14(a) claim in the Litigation and that the Company will suffer irreparable harm without preliminary relief from the court, among other allegations. The Preliminary Injunction Motion seeks an order from the court enjoining Mr. Koffey and Politan from voting any proxies solicited by them in violation of Section 14(a) of the Securities Exchange Act (15 U.S.C. § 78n) and SEC Rule 14a–9 (17 C.F.R. § 240.14a-9) until corrective disclosures are made. The Preliminary Injunction Motion is attached hereto as Exhibit B. Politan refers stockholders to the Preliminary Injunction Motion for a complete recitation of its contents.

Politan denies all allegations in each of the Amended Complaint and the Preliminary Injunction Motion. Politan hereby provides the following supplemental disclosures regarding some of the allegations in the Amended Complaint.

First, having admitted it is “unable to prove” its allegation that Mr. Koffey secretly “collaborated” with a plaintiff’s firm, in its Amended Complaint Masimo pivots to yet another fantastical accusation based on Politan’s use of industry-standard expert networks such as AlphaSights and Mosaic to purportedly “secretly dig[ ] up dirt” on Masimo while Koffey was on Masimo’s Board.

Masimo’s attempt to recast standard investment due diligence as a violation of Section 14(a) is completely without merit. Expert (or “consulting”) networks such as AlphaSights or Mosaic, are widely used by professional investors—including investment funds, traditional asset managers, family offices, insurance funds, and even non-investment entities such as corporations—to conduct standard due diligence. Like other fundamental investors, Politan routinely engages firms like Alphasights and Mosaic to assist in research into companies it is considering investing in or companies it has already invested in. The experts are compensated for their time.

Both before and since it invested in Masimo, Politan has worked with Alphasights and Mosaic to identify former employees of Masimo to assist with its research into the Company. In particular, Politan spoke with four former employees (as well as seven persons who are customers or competitors) to help it understand the unprecedented collapse of Masimo’s sales by 20% in the second quarter of 2023—an extraordinary event for Masimo, which had never before had year-over-year negative organic sales growth in its more than 15 year history as a public company. Masimo believes, but does not know for sure, that one of the former employees became a confidential witness in a litigation against Masimo four months after the conversation took place. Mr. Koffey did not communicate with that individual, rather, Aaron Kapito of Politan did. Mr. Kapito did not discuss with this individual any litigation or any prospect of this individual becoming a confidential witness in any litigation. Neither Mr. Kapito or Mr. Koffey were aware this individual was suspected of being a confidential witness until Masimo’s counsel revealed this suspicion during Mr. Koffey’s deposition in the Litigation. Nor did Mr. Kapito provide any information about Masimo to this person. Masimo does not allege that he did. The individual told Mr. Kapito that he was unaware of any channel stuffing occurring.

Masimo claims that it was materially misleading for Politan not to disclose the above in its proxy materials. In particular, Masimo claims that it was misleading for Politan to reference the whistleblower litigations in its proxy materials without also disclosing that Politan had spoken to a former employee who would later become a confidential witness who said he was not aware of any channel stuffing.

Politan has made the above disclosures to moot this issue. There is nothing nefarious or inappropriate about Politan using expert networks to understand Masmio and its business. Indeed, it says more that Mr. Koffey is forced to use these research methods to understand why a Company for which he serves as a director had an earnings miss because he cannot get information he believes is satisfactory from management.

Second, the Amended Complaint asserts that Politan’s statement in its proxy materials that the Board did not see a draft or final budget for 2024 is false because: (1) management presented financial projections that it now describes as a “preliminary budget for 2024 for the next five years” in October 2023, and (2) during the February 13, 2024 Board meeting, management presented an operating plan, which, according to Masimo was the “budget.” Politan does not believe these documents were “budgets” because, among other reasons, they did not disaggregate or provide useful details on Costs of Goods Sold, Research & Development or Sales, General & Administrative, thereby making it impossible for directors to have a reasonable understanding of how or why Masimo spent its resources. As Professor David F. Larcker, a corporate governance expert and the co-director of the Corporate Governance Research Initiative at the Graduate School of Business at Stanford University opines in an expert report for the Litigation, the materials provided to Mr. Koffey and Ms. Brennan did not contain the information that is customary for a company budget.

Third, the Amended Complaint asserts that the following statement on page 6 of Politan’s Definitive Proxy is false or misleading: “In fact, Ms. Brennan and Mr. Koffey did not even receive a substantive update about the process until the first in-person Board meeting, which occurred on October 31, 2023 — more than four months after Mr. Kiani had started the sale process.” Masimo claims that the Politan Directors did receive a substantive update during one Zoom call the Politan Directors had with John Collins of Morgan Stanley.

To eliminate any dispute about that issue, Politan hereby revises and supplements that statement to read as follows:

“On June 24, 2023, the Board delegated authority to Kiani and management to work with Morgan Stanley on exploring strategic transaction options, including the solicitation of potential third party bids, and authorized management to retain additional advisors.

Politan believes that the Board was not properly informed and updated about the process as it went on.

In fact, Ms. Brennan and Mr. Koffey did not even receive a substantive update from Mr. Kiani about the process until the first in-person Board meeting, which occurred on October 31, 2023 — more than four months after Mr. Kiani had started the sale process. Ms. Brennan and Mr. Koffey were able to speak once over Zoom with John Collins, a banker from Morgan Stanley on August 1, 2023, but did not believe that single one-hour Zoom call was a sufficient update on the Company’s ongoing sale process.

As Professor Larcker opines in his expert report, a well informed board would be involved in regular and frequent oversight of a sale process and would be kept apprised of which bidders were engaged in discussions.

The fact that Masimo relies on a single Zoom meeting that Mr. Koffey and Ms. Brennan had with a banker from Morgan Stanley as the single example of a substantive update it can cite only speaks to the inadequacy of the information flow to the Board. Furthermore, during the Zoom with Mr. Collins, Mr. Collins did not know exactly with whom Mr. Kiani and Mr. Cohen were speaking in connection with the process.”

Fourth, the Amended Complaint asserts that the following statement on page 12 of Politan’s Definitive Proxy is false or misleading: “Two weeks later, on May 16, 2024, the Board was for the first time provided with the name of the joint venture partner.” Politan hereby revises that statement to read as follows: “On May 13, 2024, the Board received the board pack for the May 16, 2024 board meeting. Through the board pack, the Board was provided with the name of the joint venture partner for the first time as the board pack finally contained the term sheet.”

Exhibit A: Amended Complaint

Exhibit B: Preliminary Injunction Motion

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual stockholders meeting (the “2024 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”). Shortly after filing its definitive proxy statement with the SEC, Politan furnished the definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form to some or all of the stockholders entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC (“Politan Management”), Politan Capital Partners GP LLC (“Politan GP”), Politan Capital NY LLC (the “Record Stockholder”), Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and, collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito (all of the foregoing persons, collectively, the “Politan Parties”), William Jellison and Darlene Solomon (such individuals, collectively with the Politan Parties, the “Participants”).

As of the date hereof, the Politan Parties in this solicitation collectively own an aggregate of 4,713,518 shares (the “Politan Group Shares”) of common stock, par value $0.001 per share, of Masimo (the “Common Stock”). Mr. Koffey may be deemed to own an aggregate of 4,714,746 shares of Common Stock (the “Koffey Shares”), which consists of 1,228 restricted stock units that vested on June 26, 2024 as well as the Politan Group Shares. Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Politan Group Shares, and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Group Shares. The Record Stockholder is the direct and record owner of 1,000 shares of Common Stock that comprise part of the Politan Group Shares. Both the Politan Group Shares and the Koffey Shares represent approximately 8.8% of the outstanding shares of Common Stock based on 53,478,694 shares of Common Stock outstanding as of August 12, 2024, as reported in Masimo’s revised definitive proxy statement filed on August 15, 2024. As the general partner of Politan, Politan Management may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares and, therefore, Politan Management may be deemed to be the beneficial owner of all of the Politan Group Shares. As the general partner of the Politan Funds, Politan GP may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares, and therefore Politan GP may be deemed to be the beneficial owner of all of the Politan Group Shares. Mr. Koffey, including by virtue of his position as the Managing Partner and Chief Investment Officer of Politan and as the Managing Member of Politan Management and Politan GP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Koffey Shares.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005. STOCKHOLDERS CAN CALL TOLL-FREE: (888) 628-8208.

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy / Gordon Algernon / Dan Decea

MASI@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com